Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200
Kona Grill, Inc. Appoints Marc Buehler as Chief Executive Officer &
President
Berke Bakay to Join Board of Directors
SCOTTSDALE—(Globe Newswire)—November 2, 2009—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the appointment of Marc Buehler as Chief Executive Officer and President of the Company, effective immediately. Mr. Buehler will also serve on the Company’s Board of Directors.
Prior to joining the Company, Mr. Buehler was the Chief Executive Officer of LS Management, Inc., the owner and operator of the Lone Star Steakhouse & Saloon/Texas Land and Cattle Steak House restaurant concepts, as well as Lone Star Business Solutions, an external accounting, IT and HR provider, where he served from July 2007 to May 2009. Lone Star Steakhouse & Saloon consists of 141 company restaurants, 5 domestic franchise restaurants, and 10 international franchise restaurants, while Texas Land and Cattle Steak House consists of 28 company restaurants.
During his tenure, he was responsible for the development, structure and management of all organizational functions, and led a turnaround effort of the Company after its going private transaction. He is credited with refocusing a corporate and operating culture on the guest and quality performance, while still maintaining operating margins. In addition, in coordination with the Lone Star private equity group, he hired and integrated a completely new management team and developed strategic responses and tactical plans to address both historical and current challenges. This included implementing organizational process and planning systems that measurably increased focus, teamwork, productivity and accountability.
Mr. Buehler began his career in 1992 in sports promotion and marketing, first with the University of Kansas and then with ESPN Regional. He was then recruited by Applebee’s International, Inc. as Marketing Manager in 1996. After a successful three years, he was recruited by Eateries, Inc. and became Vice President, Marketing for their three restaurant concepts. In 2002, Mr. Buehler was hand-picked by the private equity owners of Romacorp., Inc., which operates and franchises more than 200 Tony Roma’s casual dining locations, to head up all brand and marketing related functions as Vice President of Marketing and a Company Officer. He went on to become the Company’s Chief Executive Officer and President in 2006. In 2007, Romacorp, Inc. was in the midst of a reorganization and Mr. Buehler took the opportunity to join LS Management, Inc., which was looking for a leader to reenergize its Lone Star Steakhouse & Saloon brand.

Mr. Buehler holds a Bachelor of Science degree in Business Administration and a Masters of Science in Journalism, Advertising, and Broadcast Management, both from the University of Kansas. He is a Board Member of Share Our Strength, an industry effort to help end childhood hunger, and Co-Chairperson of the National Restaurant Association’s Marketing Executives Group. In addition he is a member of the Young Presidents’ Organization.
Tony Winczewski, Director and Chairman of the Nominating Committee of Kona Grill, Inc., said, “Marc is a self starter with a proven ability to get results through strong organizational, creative, and personal leadership skills. Over the course of his career, he has developed into a competent and capable executive with broad generalist experience covering the entire scope of managing a restaurant business. This background has given him a deep understanding of each of the major areas of responsibility and results required of them for the entity as a whole to succeed. After a thorough vetting process, we are confident that we have selected the ideal candidate to lead Kona Grill and look forward to benefitting from his formidable skill set. We would also like to thank Mark Bartholomay for his service as Interim C.E.O. during the transition period”.
Mr. Buehler added, “Kona Grill is a tremendous brand with a hard working, energetic and dedicated team member base, and a great deal of upside potential. I could not be more pleased with the opportunity to lead this outstanding organization and am fully confident that with the support of the entire team and Board of Directors, the Company can meet all the challenges it faces.”
Board of Director Transitions
The Company also announced the appointment of Berke Bakay to the Board of Directors, as well as the resignation of W. Kirk Patterson from the Board of Directors. Mr. Patterson had served as Chairperson of the Compensation Committee and as a member of both the Audit and Nominating Committees since January 2005. He has decided to relinquish his Directorship position due to personal time constraints.
Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education, and media industries. BBS Capital Fund, LP is currently the second largest shareholder of Kona Grill, Inc. As of October 30, 2009, it owns 1,050,000 shares of common stock, or approximately 11.49% of the total outstanding shares.
Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP (an investment management firm based in Dallas, TX). Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group (NYSE: SWS), where he covered the specialty retail industry.

Mr. Bakay holds a Bachelor of Science degree with a concentration in Finance, and a Master of Science degree in Finance with a merit based scholarship, both from Boston College Carroll School of Management. Mr. Bakay holds securities licenses 7, 65, 86 and 87.
Tony Winczewski, Director and Chairman of the Nominating Committee of Kona Grill, Inc., said, “Berke has demonstrated expertise in the areas of finance and investment management and as our second largest shareholder is firmly committed to the success of our Company. He will be a welcome addition to our Board of Directors. At the same time, we are obviously very sorry to say goodbye to Kirk. He has been a tremendous asset to us and we greatly appreciate his contributions.”
About Kona Grill
Kona Grill features American favorites with an international influence and award winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 15 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, Sugar Land, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.